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                                                                      Exhibit 11
                                                                      ----------


                   COMPUTER NETWORK TECHNOLOGY CORPORATION

              Statement Re:  Computation of Net Income (Loss)
                   Per Common and Common Equivalent Share

                                 (Unaudited)
                    (In thousands, except per share data)

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
                                                 Three Months Ended                   Nine Months Ended
                                                    September 30,                       September 30,

                                               1997              1996              1997               1996
                                          -------------    --------------    -------------     ----------------

Net Income (Loss)                               $   373           $ 1,077          $  (108)             $ 2,276
                                          =============    ==============    =============     ================

Primary Earnings (Loss) Per Share
------------------------------------------       22,674            23,352           22,920               23,196
Weighted average number of common shares
 outstanding

Dilutive effect of outstanding common
 equivalent shares                                  138               339             -                     422
                                          -------------    --------------    -------------     ----------------
Weighted average number of common and
 common equivalent shares outstanding            22,812            23,691           22,920               23,618
                                          =============    ==============    =============     ================
Net income (Loss) per common and common
 equivalent share                               $   .02           $   .05          $  (.00)             $   .10

                                          =============    ==============    =============     ================

Fully Diluted Earnings (Loss) Per Share:
------------------------------------------
Weighted average number of common shares         22,674            23,352           22,920               22,196
 outstanding

Dilutive effect of outstanding common
 equivalent shares                                  186               339             -                     423
                                          -------------    --------------    -------------     ----------------
Weighted average number of common and
 common equivalent shares outstanding            22,860            23,691           22,920               23,619
                                          =============    ==============    =============     ================
Net income (Loss) per common and common
 equivalent share                               $   .02           $   .05          $ ( .00)             $   .10
                                          =============    ==============    =============     ================
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